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                                                                  EXHIBIT 99.416


                                FTR TIE-BREAKERS

Tie-Breaker Description

If the tie-breaker aspect of FTRs is adopted, a grid user with an FTR can specify, at the start of the scheduling process, that the FTR be used as a tie-breaker. In the event the ISO has insufficient economic information for allocation of an interface, rather than a pro-rata reduction of all schedules, new firm usage of the interface would first be allocated to FTR holders and the remaining interface capacity would be allocated to those without FTRs on a pro-rata basis. FTR holders would not be subject to such pro-rata cuts unless congestion remained after cutting all schedules of non-FTR holders.

Benefits Of Tie Breakers: The Physical Element

Many market participants prefer a purely physical right, because they believe it would make the markets work better. The marketers and muni's, as well as out-of state parties, all whom serve load, believe rights of a physical nature will produce lower energy prices. Physical rights meet business needs better by providing scheduling certainty, providing for the transport of specific (i.e. green) products, and allowing for take-or-pay contracts. This results in lower prices. Because of this, a "physical" right is clearly more desirable. In the interest of compromise we are willing to accept the "tie breaker" as a physical attribute of the otherwise financial right.

Choice In Transmission Markets

The tie-breaker approach mitigates market power by providing grid users with multiple options for rights acquisition and management. Multiple options for acquisition and management make it harder to exercise market power, and multiple options prevent any one market from becoming inefficient.

It is very important that grid users should have the right to CHOOSE whether they want to submit their requests to use the transmission grid through the use of FTRs or through the use of daily "Adjustment Bids." There is no doubt that most will use the daily transmission bidding process when it makes sense to do so.

Tie-breakers Contribute Product Choices in Secondary Markets
With tie-breaker FTRs in the primary market, secondary market products could include physical-only derivatives (or financial-only, or physicaL/financial variations of the primary market product). Secondary market traders would have more to work with, providing greater flexibility, and - therefore - increasing the opportunity for valuable secondary markets.

Market Power And Gaming Concerns Are Alleviated By The "Release Mechanism"

Any market power concerns associated with the tie-breaker also exists in the pure financial rights model. A key element of the FTR proposal is the mandatory capacity release at 1000 day-ahead. This means that either: (I) The FTR tie-breaker is actually being used by the FTR holder to schedule energy (and therefore, this is a legitimate use of the tie-breaker - not gaming), or (2) The ISO has retrieved the associated capacity and can sell it to someone else. (Just like today - at 1000 the ISO auctions off any remaining capacity for tomorrow.)

This release mechanism differentiates these FTRs from rights in the natural gas market, where there is no mandatory release mechanism. If you have a gas right and don't use it, the pipeline operator can take it back, but can only re-sell it as non-firm, which does not meet the needs of other pipeline customers (since the rights-holder can take it back at any time and interrupt the holder of the non-finn right). By contrast, with FTRs, once the right reverts to the ISO at 1000 day-ahead, the FTR holder no longer has any scheduling priority in the hour-ahead market. However, transmission can be bought in the hour-ahead market and the FTR holder would get the financial compensation associated with the FTR if congestion exists. (Those entites who would prefer purely physical rights, would also prefer to have a scheduling priority in the hour-ahead market. The day-ahead release is another compromise between the physical and financial perspectives.)

No Additional ISO Implementation Problems

The ISO currently handles pure physical rights and will continue to do so for a long time to come because of existing contracts and other encumbrances. Template arrangements already exist -for these rights, as do master data files for validation. FTRS with tie-breakers should add no further burden.
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            ATTRIBUTES FOR COMPARING NEW GENERATOR CONNECTION POLICY
                                    OPTIONS

DEVELOPED BETWEEN STAKEHOLDERS AND ISO STAFF

o LOCATIONAL PRICE/COST SIGNALS Ensure that policy allows generators to pay and receive costs that accurately reflect market conditions at their location.

o AVOID DISINCENTIVES TO DEVELOPING NEW GENERATION Provide ex-ante price certainty, avoid barriers to market entry and consider the scope of risk and certainty of financial hedges.

o SEND SIGNALS THAT ENCOURAGE EFFICIENT USE AND EXPANSION OF THE TRANSMISSION GRID.

o   RELY ON COMPETITIVE MARKETS Provide choices to the marketplace.

o   ENCOURAGE CONSISTENCY WITH AND IMPROVEMENT TO THE ISO MARKET DESIGN

o EQUITY/TREATMENT OF EXISTING AND NEW/FUTURE GENERATORS/VINTAGING/GRAND FATHERING Is it acceptable to place requirements on new/future generators that not placed on existing generators?

o COST CAUSATION Appropriately assign market costs to factors that cause them.

o CREDIT FOR SYSTEM BENEFITS Compensate generators fairly for using generation to solve transmission problems and for locational(siting)benefits.

o EASE OF IMPLEMENTATION/ADMINISTRATION If there is a difference in implementing and/or administering one option relative to the other, is the difference worth the difference in effect?